EXHIBIT 99.1

Simmons First Announces Agreement to Acquire Delta Trust & Bank

PINE BLUFF, Ark., March 24, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that it has entered into a definitive agreement and plan of merger ("Agreement") with Delta Trust & Banking Corporation ("Delta Trust"), headquartered in Little Rock, Arkansas, including its wholly-owned bank subsidiary Delta Trust & Bank ("DTB"). According to the terms of the Agreement, Simmons First National Corporation ("Company") will acquire all of the outstanding common stock of Delta Trust in a transaction valued at approximately $66 million (based on SFNC's closing price on March 21, 2014), subject to potential adjustments. The transaction is expected to be accretive to the Company's diluted earnings per common share for the first twelve months after the transaction closes and thereafter.

"French Hill and his team have developed a successful and well-respected financial services franchise. In addition to the growth opportunities afforded Simmons Bank, we look forward to expanding our Simmons Trust services, and offering investment management and insurance products throughout the markets we serve," said George A. Makris, Jr, Simmons First Chairman and CEO. "We believe the acquisition will enhance our ability to offer a full range of financial services to our customers including wealth management, consumer and commercial financing needs, and asset protection."

Delta Trust's Highlights (as of 12/31/13):
* Assets	$431M
* Loans	$319M
* Deposits	$377M (18% noninterest bearing)
* Total Equity	$40.6M (DTB Tier 1 Leverage Ratio of 9.51%)
* 9 Financial Centers
* 3 in Little Rock
* 2 in Northwest Arkansas
* 4 in South Arkansas
* 1 under construction in Conway
* Strong Noninterest Income provided by:
* Trust Assets of $813M
* Full-service investment broker-dealer (will complement our broker-dealer operations)
* Delta Trust Insurance
* Mortgage Originations

"We are excited that our expertise in the strategic areas of investment brokerage, trust administration and insurance sales along with our experienced commercial bankers in all three Arkansas markets are going to be able to join the dynamic, growing Simmons franchise,"said Delta Trust founder and chief executive officer, French Hill. Hill continued, "Our employees will have expanded career opportunities as Simmons expands its reach in Arkansas and its new locations in Missouri and Kansas."

Completion of the transaction is expected in the third quarter and is subject to certain closing conditions, including Delta Trust shareholder approval and customary regulatory approvals. Upon closing, Delta Trust will merge into the Company. In the fourth quarter, the Company anticipates merging DTB into Simmons First National Bank, the Company's wholly-owned bank subsidiary.

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Delta Trust will be converted, at the election of each Delta Trust shareholder, into the right to receive shares of the Company's common stock or the right to receive cash, all subject to certain conditions and potential adjustments, provided that the cash portion of the merger consideration paid to Delta Trust shareholders will be limited to approximately $10,000,000. The number of shares to be issued is fixed with an exchange ratio of 15.1428 shares of SFNC stock for each share of Delta Trust stock or cash of $545.14 per share of Delta Trust stock.

DTB board chairman, George O'Connor added, "For our long term shareholders, Simmons is the logical partner affording us a 110 year history of conservative financial management, a 105 year  history of dividends paid and regular market liquidity."

SFNC was advised by Sterne, Agee & Leach, Inc. and the law firm of Quattlebaum, Grooms, Tull & Burrow, PLLC.  Delta Trust was advised by Commerce Street Capital, LLC, who also rendered a fairness opinion, and the law firm of Mitchell, Williams, Selig, Gates & Woodyard, PLLC.

Simmons First National Corporation is a $4.4 billion Arkansas based financial holding company conducting financial operations throughout Arkansas, Kansas and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

Conference Call

Simmons First management will conduct a conference call to review this information beginning at 4:00 p.m. Central Time on Monday, March 24, 2014. Interested persons can listen to this call by dialing toll-free 1-866-298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 19134742. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsfirst.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsfirst.com.

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the Delta Trust & Banking Corporation acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition. Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000